                                   DEFINITIONS

1. "Accumulation Unit" means a measure of the value of a Sub-Account before annuity payments begin.

2. "Annuity Date" means the date on which annuity payments are to commence. If the Owner has not elected an alternative Annuity Date, such payments will begin on the Annuity Date specified on page 3.

3. "Annuity Unit" means a measure of the value of annuity payments under a Variable Annuity Option of the policy.

4.  "Company" means Allmerica Financial Life Insurance and Annuity Company.

5. "Fund" means the Pioneer Variable Contracts Trust or any of its portfolio series.

6. "General Account" means all assets of the Company which are not allocated to the Separate Account or any other separate investment acccounts of the Company.

7. "Owner" means the person or persons who may exercise the rights and privileges under this policy. No more than two owners are permitted. In the case of joint owners, one must be the annuitant.

8. "Policy Year" means a period of one year computed from the Date of Issue, or from an anniversary of the Date of Issue.

9. "Principal Office" means the Company's office located at 440 Lincoln Street, Worcester, Massachusetts, 01653(1-800-688-9915).

10. "Separate Account" means the Company's separate investment account known as Separate Account VA-P. The investment performance of the assets of the Separate Account is determined separately from the other assets of the Company.

11. "Sub-Account" means a subdivision of Separate Account VA-P, the assets of which are invested exclusively in shares of a corresponding Fund.

12. "Surrender Value" means the Accumulated Value of the policy (described on page 7) less any applicable surrender charges (as specified on page 10), and policy fee (as specified on page 8).

13. "Valuation Date" means the time as of which the values of all units of variable annuity policies are determined. Valuation Dates occur at the close of business on each day on which the New York Stock Exchange is open for trading.

14. "Valuation Period" means the interval between two consecutive Valuation
Dates.

15. "Written Request" or "Written Notice" means a request or notice in writing satisfactory to the Company and filed at its Principal Office.


Form A3023-95                           5

                            OWNERSHIP AND BENEFICIARY

1. Owner During the lifetime of the Annuitant and prior to the Annuity Date, the Owner will be as shown in the application unless changed in accordance with the terms of this policy. On and after the Annuity Date, the Annuitant will be the Owner except where the Owner immediately prior to the Annuity Date is an entity other than a natural person. In that case, ownership will remain the same on and after the Annuity Date.

Prior to the Annuity Date the Owner may vote at meetings of policyowners as provided in the Voting Rights provision. The Owner may exercise all other rights and options granted in this policy or by the Company, subject to the consent of any irrevocable beneficiary. The consent of the Annuitant, if the Annuitant is not the Owner, or any revocable Beneficiary is not required for the excercise of any ownership rights. Where the policy is owned jointly, the consent of both Owners is required in order to exercise any ownership rights.

2. Assignment The Owner may be changed at any time prior to the Annuity Date and while the Annuitant is alive. Only the Owner may assign this policy. An absolute assignment will transfer ownership to the assignee. The policy may also be collaterally assigned as security. The limitations on ownership rights while the collateral assignment is in force are set forth in the assignment. An assignment will take place only when the Company has received Written Notice and recorded the change at the Principal Office. The Company will not be deemed to know of any assignment of this policy until it has received Written Notice. When recorded, the assignment will take effect as of the date the Written Notice was signed. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

The Company will not be responsible for the validity of any assignment or the extent of any assignee's interest. On the Annuity Date the Company may pay to the assignee that portion of the Surrender Value of this policy which is due. Such payment will be made in one sum. Any remaining Surrender Value will be paid in one sum to the Owner. Such payment will discharge all liability under this policy. The interests of the Annuitant and the Beneficiary will be subject to any assignment.

3. Beneficiary The Beneficiary is as named in the application unless changed in accord with the terms of this policy. All death benefits provided by this policy will be divided equally among the surviving Beneficiaries, unless the Owner directs otherwise.

Unless the Owner directs otherwise, the interest of a Beneficiary who dies before the Annuitant will pass to any surviving Beneficiaries in proportion to their share in the proceeds. If there is no surviving Beneficiary, the deceased Beneficiary's interest will pass to the Owner.

The Owner may declare the choice of any Beneficiary to be revocable or irrevocable. A revocable Beneficiary may be changed at a later time. An irrevocable Beneficiary must consent in writing to any change. Unless otherwise specifically indicated, the Beneficiary will be considered to be revocable.

4. Change of Beneficiary The Owner may change any Beneficiary, except an irrevocable one, any time while this policy is in force. Such change may be made only by Written Request, and will be subject to the rights of any assignee of record. When the Company receives the Request, the change will take place as of the date it was signed, even if the Annuitant is not living on the date the Company receives the Request. Any rights created by the change will be subject to any payment made or action taken by the Company before the change was recorded.

5. Protection of Proceeds To the extent allowed by law, the proceeds of this policy and any payments made under it will be exempt from attachment by the claims of creditors of the payee. Neither the Annuitant nor the Beneficiary can assign, transfer, commute, anticipate or encumber the proceeds or payments unless given that right by the Owner.


Form A3023-95                           6

                                ELECTIVE PAYMENTS

1. Elective Payments Prior to the Annuity Date and while this policy is in force, the Owner may make additional payments under this policy. Each additional payment must be at least $50.

The sum of payments made to this policy may not exceed $1,000,000, without the Company's consent.

2. Net Payments Each Net Payment is equal to the gross elective payment less the amount of any premium tax, if applicable, which must be paid as a result of the payment being credited to the policy. Until the Company notifies the Owner otherwise in writing, if a premium tax must be paid as a result of a payment being credited to the policy, the amount of the premium tax will not be deducted when the payment is first credited to the policy but will be deducted from the Accumulated Value of the policy when the Annuity Value to be applied under an annuity option is being determined.

3. Net Payment Allocations Net Payments will be allocated on a percentage basis among the General Account and/or the Sub-Accounts as specified by the Owner in the policy application. If a Net Payment is to be allocated between two or more accounts, not less than $10 may be allocated to any account. If the percentage allocation elected by the Owner would result in an allocation of less than $10 to any one of such accounts, the Company reserves the right to apply such amount to one of the other accounts in accordance with Company rules and procedures.

The Owner may change the allocation of future Net Payments at any time on Written Request.

                                  POLICY VALUES

1. Accumulation Unit Values The dollar value of an Accumulation Unit under a Sub-Account as of any Valuation Date is determined by multiplying the dollar value of an Accumulation Unit as of the immediately preceding Valuation Date by the Net Investment Factor for the Valuation Period at the end of which the Accumulation Unit value is being determined.

Accumulation Units are credited to the policy for benefits funded by a Sub-Account. The number of Accumulation Units so credited is equal to the specified portion of the Net Payment divided by the dollar value of an applicable Accumulation Unit as of the Valuation Date such payment is applied.

On any date prior to the Annuity Date the Accumulated Value of this policy is the sum of the value of all Accumulation Units then credited to the Separate Account plus the value of any General Account accumulations.

2. Annuity Unit Values The value of an Annuity Unit under a Sub-Account on any Valuation Date is equal to the value of such Unit on the immediately preceding Valuation Date multiplied by the product of:

(a) a discount factor equivalent to an assumed rate of interest of 3 1/2% per annum; and

(b) the Net Investment Factor of the Sub-Account funding such Variable Annuity payments for the applicable Valuation Period.

The dollar value of an Annuity Unit as of any date other than a Valuation Date shall be equal to its value as of the immediately preceding Valuation Date.

The dollar amount of each monthly variable annuity payment shall be equal to the number of Annuity Units multiplied by the applicable value of the Annuity Unit, except that under Annuity Option IV-B, monthly annuity payments payable to the surviving payee shall be based upon 2/3rds of the number of Annuity Units which applied during the joint lifetime of the two payees.


Form A3023-95                           7

POLICY VALUES (Continued from page 7)

3. Adjusted Gross Investment Rate The Adjusted Gross Investment Rate of a Sub-Account for any Valuation Period is equal to:

      (a) (i) the investment income of such Sub-Account for the Valuation Period, plus capital gains and minus capital losses of such Sub-Account for the Valuation Period, whether realized or unrealized; minus

            (ii) an amount for capital gains taxes and any other taxes based on income of, assets in, or the existence of such Sub-Account, whichever may be applicable; divided by

      (b) the amount of such Sub-Account's assets at the beginning of the Valuation Period.

The Adjusted Gross Investment Rate may be positive or negative.

4. Net Investment Rate and Net Investment Factor The Net Investment Rate of a Sub-Account for any Valuation Period shall be equal to the Adjusted Gross Investment Rate for such Valuation Period decreased by (a) a factor equivalent to .0125 per annum for mortality and expense risks and (b) a factor equivalent to .0015 per annum for administrative charges associated with each sub-account. Such factors may be decreased by the Board of Directors of the Company. In no event shall they exceed the maximum stated in the Guarantees provision on page
9. The Net Investment Factor is 1.000000 plus the Net Investment Rate.

5. Policy Value of the General Account Allocations to the General Account are not converted into Accumulation Units but are credited interest at a rate periodically set by the Company. For one year from the date a payment allocated to the General Account is received at the Company's Principal Office, the rate of interest credited to that payment will be the Initial Rate in effect on such date. Thereafter, the rate of interest for that payment will be the greater of:

(a) the Company's Current Interest Rate or

(b) an interest rate of 3% compounded annually. The policy value of the General Account will be at least equal to the minimum required by the law in the state in which this policy is delivered.

6. Policy Fee The Company will deduct a $30 policy fee on each policy anniversary prior to the Annuity Date and on the date the policy is surrendered except for policies issued to and maintained by the Trustee of a 401(k) Plan. The Company reserves the right to impose a fee up to $30 on such a policy.

Where the policy value has been allocated to more than one account, the policy fee will be deducted from the accumulated value of each account in the same proportion as such value bears to the total policy value. No policy fee will be deducted if the Accumulated Value on the date the fee would otherwise have been deducted exceeds $50,000.

                          TRANSFERS BEFORE ANNUITY DATE

Prior to the Annuity Date, the Owner may transfer amounts between the General Account and the Sub-Accounts or among the Sub-Accounts subject to the Company's then current rules. Transfers will be made pursuant to a Written or telephone Request made to the Company's Principal Office. Subject to the restrictions described herein, all transfers shall be made on the Valuation Date coincident with or next following the date the Request is received.

The minimum and maximum amounts that may be transferred shall be determined by the Company according to its then current rules. In addition, the Company reserves the right to limit the number of transfers which may be made in each policy year and to establish other reasonable rules restricting transfers.

If a transfer would reduce the policy value of the account from which the transfer is to be made to less than the current minimum balance required by the Company for such account, the Company reserves the right to include such remaining value in the amount transferred.

There will be no charge for the first twelve transfers per policy year. A transfer charge of up to $25 may be imposed on each additonal transfer and deducted from the amount that is transferred.


Form A3023-95                                8

                                   GUARANTEES

The Company makes the following guarantees for this policy:

(a) The factors deducted from the Adjusted Gross Investment Rate of a Sub-Account to obtain its Net Investment Rate will not exceed the equivalent of (a) .0125 per annum for mortality and expense risks and (b) .0015 per annum for administrative charges.

(b) The Policy Fee and Surrender Charge will not exceed the amount specified in this policy.

(c) The interest rate in effect on the date a payment to the General Account is received at the Principal Office is guaranteed for one year.

(d) The dollar amount of variable annuity payments will not be affected by variations in actual mortality experience from the mortality assumptions used in determining the first annuity payment.

The Company assumes the risk that actual mortality experience and expenses may exceed the maximum charges made to cover such mortality and expenses. If actual mortality experience and expenses exceed the amounts provided for such costs, the Company will absorb the resultant losses. If actual mortality experience and expenses are less than the amounts provided for such costs, the difference will be a profit to the Company.

                         SURRENDER - PARTIAL REDEMPTIONS

1. Surrender Privilege The Owner may, by Written Request, surrender this policy for its Surrender Value prior to the Annuity Date. The Surrender Value will be based on the Accumulated Value as of the Valuation Date coincident with or next following the date the Company receives the Written Request at its Principal Office.

The Surrender Value for amounts allocated to a Separate Account shall be paid within 7 days (plus any period of extension under applicable laws, rules and regulations governing the redemption of variable annuities) from the date of receipt of such Written Request.

The Surrender Value for amounts allocated to the General Account shall normally be paid within 7 days from the date of receipt of such Written Request; however, the Company may defer payment for up to 6 months from the date when the Written Request is received. If payment of amounts allocated to the General Account is deferred for 30 days or more, the amount payable will draw interest at a rate of not less than 3% per year. When surrendered, this policy terminates. The Company will then have no further liability under this policy.

2. Partial Redemption Privilege The Owner may, by Written Request, redeem a part of the Accumulated Value of this policy, subject to the terms of this provision. This privilege may be exercised before the Annuity Date and before the Annuitant's death.

The amount of each Partial Redemption must be at least $200. No Partial Redemption will be permitted if less than $1,000 would remain credited to the policy after payment of the amount requested to be redeemed and deduction of any applicable charge.

The Written Request must indicate the dollar amount to be paid and should specify the account(s) from which value(s) is/are to be redeemed. If a Partial Redemption is requested, the dollar amount of the request will be paid to the Owner. In addition, the amount of any applicable Redemption Charge will be deducted from the Accumulated Value on a last-in, first-out basis. The time limits of the Surrender Privilege provision will apply to Partial Redemptions.

3. Free Withdrawal In each calendar year, Partial Redemptions not in excess of the greater of (a) or (b) may be withdrawn free of any Redemption Charge:

(a) Cumulative earnings - calculated as the Accumulated Value as of the Valuation Date coincident with or next following the date of receipt of the Written Request reduced by total gross payments not previously redeemed;

(b) ten percent of the Accumulated Value as of the Valuation Date coincident with or next following the date of receipt of the Written Request reduced by the total amount of any prior Partial Redemptions made in the same calendar year to which no Redemption Charge was applied.

Regardless of whether the Free Withdrawal Amount is based upon (a) or (b) above, it will first be deducted from cumulative earnings. To the extent that the Free Withdrawal Amount exceeds cumulative earnings, the excess amount will be deemed withdrawn from payments not previously redeemed on a last-in, first-out basis.


Form A3023-95                           9

SURRENDER - PARTIAL REDEMPTIONS (continued from page 9)

Any amounts redeemed in excess of the Free Withdrawal Amount will be subject to a Redemption Charge as described below.

4. Life Expectancy Distribution Benefit In each Calendar Year, the amount of the life expectancy distributions (LED) available under the Company's then current life expectancy distribution rules that exceeds the Free Withdrawal Amount may also be withdrawn without charge. LED is available only if the Owner and Annuitant are the same individual.

5. Surrender and Redemption Charge If the Owner surrenders the policy or takes a Partial Redemption before the Annuity Date and while the policy is in force, a withdrawal charge may be imposed.

First, to determine the amount of any withdrawal charge, the Company will determine any amounts available to be redeemed without charge for the current calendar year in accordance with the Free Withdrawal privilege. Such amounts in excess of cumulative earnings will be deemed to be taken first from payments which have not been cancelled due to prior partial redemptions on a last-in, first-out basis.

Second, the Company will withdraw any amounts available to be redeemed without charge under the LED benefit provision.

Third, the Company will make withdrawals from the remaining payments which have not been cancelled due to partial redemptions on a first-in, first-out basis.

Fourth, the Company will compute any applicable charges in accordance with the following table of surrender charges until the total amount withdrawn equals the amount of the partial withdrawal plus the withdrawal charge or until all remaining payments have been exhausted:

                 Years Measured From         Charge As A
                Date of Payment            Percentage Of the
                 To Date of Withdrawal    Payments Withdrawn
                 ---------------------    ------------------

                       More than 7             No Charge
                           7                     3%
                           6                     4%
                           5                     5%
                           4                     6%
                           0-3                   7%

    The withdrawal charge will then be deducted from the Accumulated Value on a last-in first-out basis.

                                 DEATH BENEFITS

1. Death of Annuitant Prior to Annuitization If the Annuitant dies while the policy is in force prior to the Annuity Date, or in cases where the Owner and Annuitant are different individuals and the Annuitant dies prior to the death of the Owner, the Company upon receipt at its Principal Office of due proof of the Annuitant's death will pay a Death Benefit to the Beneficiary equal to the greatest of:

(a) the Accumulated Value of this policy as of the Valuation Date coincident with or next following the date of receipt of due proof of the Annuitant's death;

(b) the sum of the gross payments made under this policy reduced to reflect all partial withdrawals. A partial withdrawal will reduce the gross payments available as a Death Benefit in the same proportion that it reduced the policy's Accumulated Value on the date of the withdrawal. For each withdrawal, the reduction is calculated by multiplying the total amount of gross payments by a fraction, the numerator of which is the amount of the partial withdrawal and the denominator of which is the Accumulated Value immediately prior to the withdrawal. (Example: Gross payments total $8,000. A $3,000 withdrawal is made when the Accumulated Value is $12,000. The Accumulated Value is reduced by 1/4, from $12,000 to $9,000, therefore the gross amount available as a Death Benefit under
      (b) will also be reduced by 1/4 (8,000 X 3,000/12,000 = 2,000;
      8,000-2,000 = 6,000.) Payments made after a withdrawal will increase the Death Benefit under (b) by the amount of the payment; or

(c) the Death Benefit that would have been payable on the most recent fifth policy anniversary increased for subsequent purchase payments and reduced for subsequent partial withdrawals in the same proportion that the policy's Accumulated Value was reduced on the date of the withdrawal.


Form A3023-95                          10

DEATH BENEFITS (continued from page 10)

If a joint Owner who is also the Annuitant dies, a Death Benefit will be paid to the Beneficiary in accordance with the above provision.

If the deceased Annuitant is also the Owner or a joint Owner and the sole Beneficiary is his or her spouse, the Beneficiary may upon Written Request, elect to continue the policy in force and become the new Owner and Annuitant. All other rights and benefits under this policy will continue except that any subsequent spouse of the new Owner, if named as Beneficiary, will not be entitled to continue the policy in force pursuant to this provision.

2. Death of Owner Prior to Annuitization If an Owner who is not also the Annuitant predeceases the Annuitant prior to the Annuity Date while this policy is in force, the Company will pay a Death Benefit equal to the Accumulated Value of the policy as of the Valuation Date coincident with or next following the date on which due proof of the Owner's death is received. This provision is also applicable where the joint Owner who is not the Annuitant dies prior to the Annuity date.

3. Payment of the Death Benefit Prior to Annuitization The Death Benefit is ordinarily payable to the Beneficiary in one sum. Payment will be made within 7 days of the date on which due proof of death is received at the Company's Principal Office. In lieu of immediate payment, the Beneficiary may by Written
Request:

(a) elect to defer the lump sum for a period not to exceed 5 years from the date of death; or

(b) elect to receive the Death Benefit in the form of a life annuity for a period certain not extending beyond the Beneficiary's life expectancy. Annuity benefits must begin within one year from the date of death and will be provided in accord with the Annuity Options of this policy.

4. After Annuitization If the Annuitant dies on or after the Annuity Date but before the completion of all guaranteed annuity payments, any remaining payments will be paid to the Beneficiary at least as rapidly as under the payment option in effect on the date of the Annuitant's death. If there is more than one Beneficiary, payment will be made in one sum. This sum will be the commuted value of any unpaid payments certain commuted as of the Valuation Date coincident with or next following receipt by the Company at its Principal Office of due proof of death. Such commuted value will be computed on the basis of the interest rate used in the determination of the annuity benefits.


Form A3023-95                          11

                                 ANNUITY OPTIONS

1. Annuity Benefit The Owner may choose the form of benefit to be paid to the Annuitant. The benefit will be limited to the Annuity Options set forth below, and any other option offered by the Company for this class of policies.

If the Owner does not choose an option, Option I will apply.

This policy will be endorsed on the Annuity Date. The endorsement will set forth the benefits payable to the Annuitant.

2. Funding of Annuity Options Variable Annuity Options may be funded through Capital Growth Portfolio, Equity Income Portfolio and America Income Portfolio unless otherwise changed by endorsement. All Fixed Annuity Options are funded through the General Account.

3. Death Benefit Annuity The Owner may direct that all or part of any Death Benefit payable before the Annuity Date be paid to the Beneficiary under one or more of the Annuity Options provided in this policy.

If the Annuitant dies before the Annuity Date and before the Owner has chosen an Annuity Option, the Beneficiary may choose an option.

A corporate or fiduciary Beneficiary may choose only Option V or X.

4. Proof of Age and Survival of Payee Proof of the payee's date of birth is a condition precedent to payment of any annuity benefits under this policy. The proof must be satisfactory to the Company, and must be received at its Principal Office.

The Company may require evidence that a payee is living. Such evidence must be satisfactory to the Company and may be required before any annuity payment is made under this policy.

5. Minimum Payments Every Annuity Option must be paid on a monthly basis. The initial monthly payment must be at least $50. If the chosen option produces an initial monthly payment of less than $50, the Surrender Value or Death Benefit will be paid in one sum. A single payment of the Surrender Value will be made to the Owner. A single payment of the Death Benefit will be made to the Beneficiary.

The Company reserves the right to increase the minimum payment to not more than $500, subject to applicable state regulations.

The Annuity Value may be divided and applied to provide both a variable and fixed annuity benefit, except that the amount so applied to each form of benefit must produce an initial monthly payment of at least $50.

6. Payment Period Annuity payments to any payee shall cease with the last payment due prior to the date of death of such payee (or surviving payee in the case of joint payees) or with the later completion of all guaranteed payments, as the case may be.

7. Number of Variable Annuity Units The number of Variable Annuity Units determining the annuity benefits payable hereunder shall be equal to the dollar amount of the first monthly benefit divided by the value of the Variable Annuity Unit as of the Valuation Date used to calculate the dollar amount of the first payment. Once payments have begun, the number of Variable Annuity Units will remain fixed unless a split has been made as herein provided.

8. Annuity Value The Annuity Value to be applied under an Annuity Option will be the amount described below; less any premium taxes payable by the Company as a result of the Annuity Option selection:

(a) If Option V or X is chosen with a duration of 10 or more years and is noncommutable--the Accumulated Value. Any other form of Option V or X--the Surrender Value.

(b) If Option I, II, III, IV-A, IV-B, VI, VII, VIII, IX-A, IX-B or any other Option offered by the Company involving a life contingency is chosen--the Accumulated Value.

(c) If a Death Benefit Annuity is payable at any time--the amount of the Death Benefit.

The amount applied under a Variable Annuity Option will be based on the Accumulation Unit value on a Valuation Date not more than four weeks (uniformly applied) preceding the Annuity Date.


Form A3023-95                          12

                         DESCRIPTION OF ANNUITY OPTIONS

1. Monthly Payments The amount of the first payment under Options I through III and VI through VIII will be determined on the basis of:

(a) the age nearest birthday of the payee on the Annuity Date;

(b) the Annuity Value applied under the Option.

The amount of the first monthly payment under Options IV-A, IV-B, IX-A and IX-B will be determined on the basis of:

(a) the Adjusted Ages of the payees on the Annuity Date;

(b) the Annuity Value applied under the Option.

The amount of the first payment under Options V and X will be based on the number of years certain selected and the Annuity Value applied.

The amount of each subsequent payment under Options I, II, III, IV-A, IV-B and V will vary in accordance with the value of the Variable Annuity Units. The amount of each subsequent payment under Options VI through VIII, IX-A, IX-B, and X will be in the same amount as the first payment; except that under Option IX-B, after the death of the first payee, the amount of each payment to the surviving payee shall be 2/3rds of the amount of the first payment.

All Annuity Options are based on an interest rate of 3 1/2% per annum.

2. Rates The first payment under an Annuity Option for each $1,000 of Annuity Value applied will be the greater of:

(a) the rate per $1,000 of Annuity Value applied specified in the Company's published Non-Guaranteed Current Annuity Option rates applicable to this class of policies; or

(b) the rate set forth in this policy for the applicable Annuity Option.

3.    Brief Description of Options

OPTIONS I AND VI--VARIABLE OR FIXED LIFE ANNUITY WITH 120 MONTHLY PAYMENTS GUARANTEED

Monthly payments during the life of the payee. If the payee dies before 120 payments have been made, the monthly payments will continue to the Beneficiary until a total of 120 payments have been made.

OPTIONS II AND VII--VARIABLE OR FIXED LIFE ANNUITY

Monthly payments during the life of the payee.

OPTIONS III AND VIII--UNIT REFUND VARIABLE OR FIXED LIFE ANNUITY

Monthly payments during the life of the payee. If the payee dies, the monthly payments will be continued to the Beneficiary if (a) exceeds (b) below.

(a) the dollar amount of the Annuity Value applied under this option, divided by the first monthly payment.

(b) the number of monthly payments made under this option before the death of the payee.

If (a) exceeds (b), the monthly payments will continue until the total number of payments equals the number determined in (a).


Form A3023-95                          13

DESCRIPTION OF ANNUITY OPTIONS (continued from page 13)

OPTIONS IV-A AND IX-A--JOINT AND SURVIVOR VARIABLE OR FIXED LIFE ANNUITY

Monthly payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The monthly payment to the survivor will be the same amount which was paid during the joint lives of the two payees.

OPTIONS IV-B AND IX-B---JOINT AND TWO-THIRDS SURVIVOR VARIABLE OR FIXED LIFE ANNUITY

Monthly payments jointly to two payees during their joint lives. One of the payees must be the Annuitant. If this option is chosen after the Annuitant dies, one of the payees must be the Beneficiary. The payments will continue during the life of the survivor. The monthly payment to the survivor will be 2/3rds of the amount which was paid during the joint lives of the two payees.

OPTIONS V AND X--VARIABLE OR FIXED ANNUITY CERTAIN

Monthly payments for a number of years. The number of years selected may be from 1 to 30.


Form A3023-95                          14

=============================Annuity Option Tables==============================

             Showing Amount of First Monthly Annuity Benefit Payment
                    For Each $1,000 of Annuity Value Applied
--------------------------------------------------------------------------------
   Age         OPTION I-Variable    OPTION II-Variable   OPTION III-Variable
 Nearest        OPTION VI-Fixed      OPTION VII-Fixed     OPTION VIII-Fixed
Birthday
--------------------------------------------------------------------------------
                Life Annuity                                 Unit Refund
               with 120 Monthly          Life                    Life
             Payments Guaranteed        Annuity                Annuity
            --------------------------------------------------------------------
   50               4.17                  4.19                   4.10

   51               4.23                  4.25                   4.15
   52               4.29                  4.32                   4.20
   53               4.35                  4.38                   4.26
   54               4.42                  4.46                   4.32
   55               4.49                  4.53                   4.38

   56               4.56                  4.61                   4.45
   57               4.64                  4.69                   4.52
   58               4.72                  4.78                   4.59
   59               4.81                  4.88                   4.67
   60               4.90                  4.98                   4.75

   61               5.00                  5.09                   4.83
   62               5.10                  5.20                   4.92
   63               5.21                  5.32                   5.02
   64               5.33                  5.46                   5.12
   65               5.44                  5.60                   5.22

   66               5.57                  5.74                   5.33
   67               5.70                  5.90                   5.45
   68               5.84                  6.07                   5.57
   69               5.98                  6.26                   5.70
   70               6.13                  6.45                   5.84

   71               6.29                  6.66                   5.98
   72               6.45                  6.89                   6.14
   73               6.62                  7.13                   6.30
   74               6.79                  7.39                   6.47
   75               6.97                  7.68                   6.65


Form A3023-95                          15                 (Continued on page 16)

=======================Annuity Option Tables (Continued)========================

--------------------------------------------------------------------------------
                              Option IV-A-Variable
                                Option IX-A-Fixed
                               Joint and Survivor
                                  Life Annuity
                                    Older Age
--------------------------------------------------------------------------------
                       50    55    60    65    70    75     80
--------------------------------------------------------------------------------
               Y 50   3.70  3.77  3.82  3.86  3.89  3.91   3.93
               0
               U 55         3.92  4.01  4.08  4.14  4.17   4.20
               N
               G 60               4.22  4.34  4.43  4.50   4.54
               E
               R 65                     4.61  4.77  4.90   4.98

                 70                           5.16  5.38   5.54
               A
               G 75                                 5.92   6.23
               E
                 80                                        7.00
--------------------------------------------------------------------------------

                              Option IV-B-Variable
                                Option IX-B-Fixed
                          Joint and Two Thirds Survivor
                                  Life Annuity
                                    Older Age
--------------------------------------------------------------------------------
                      50    55    60    65    70    75    80
--------------------------------------------------------------------------------
               Y 50  4.03  4.16  4.31  4.47  4.65  4.83  5.02
               0
               U 55        4.33  4.50  4.69  4.89  5.10  5.32
               N
               G 60              4.72  4.95  5.19  5.44  5.69
               E
               R 65                    5.25  5.55  5.87  6.18

                 70                          5.99  6.39  6.79
               A
               G 75                                7.03  7.57
               E
                 80                                      8.50
--------------------------------------------------------------------------------


Form A3023-95                          16                 (Continued on page 17)

========================Annuity Option Tables (Continued)=======================

                   ----------------------------------------------
                                OPTION V-Variable
                                 OPTION X-Fixed
                   ----------------------------------------------

                                                Annuity Certain
                    Number of                   for a specified
                   Years Certain                Number of Years
                   ----------------------------------------------

                          1                          84.65
                          2                          43.05
                          3                          29.19
                          4                          22.27
                          5                          18.12

                          6                          15.35
                          7                          13.38
                          8                          11.90
                          9                          10.75
                         10                           9.83

                         11                           9.09
                         12                           8.46
                         13                           7.94
                         14                           7.49
                         15                           7.10

                         16                           6.76
                         17                           6.47
                         18                           6.20
                         19                           5.97
                         20                           5.75

                         21                           5.56
                         22                           5.39
                         23                           5.24
                         24                           5.09
                         25                           4.96

                         26                           4.84
                         27                           4.73
                         28                           4.63
                         29                           4.53
                         30                           4.45
                   ----------------------------------------------


Form A3023-95                          17

                               GENERAL PROVISIONS

1. Entire Contract The entire contract consists of this policy and the written application, a copy of which is attached at issue. All statements made in the application shall be deemed representations and not warranties. The Company will not use any statement to void this policy or defend a claim under it unless that statement is in the application.

2. Misstatement of Age If a payee's age is misstated, the Company will adjust all benefits under this policy to those that the Annuity Value applied would have purchased at the correct age. Any underpayments already made by the Company will be made up immediately. Any overpayments made by the Company will be charged against the benefits due after the adjustment.

3. Modifications Agents are not authorized to modify this contract. Agents may not extend the time or modify the conditions for making payments.

4. Incontestability Except for non-payment of the Initial Elective Payment, this policy cannot be contested after it has been in force for two years from the Date of Issue.

5. Change of Annuity Date Unless an earlier date is designated on the application, the Annuity Date will be the later of:

(a)   the first day of the calendar month before the Annuitant's 85th birthday;
      or

(b) the tenth policy anniversary (not to exceed the first day of the calendar month before the Annuitant's 90th birthday.)

The Owner may elect an alternative Annuity Date by Written Request at any time after the policy has been issued. Such request must be received at the Company's Principal Office at least one month before the new Annuity Date. The alternative Annuity Date may be the first of any month prior to the Annuitant's 90th birthday and must be within the life expectancy of the Annuitant. The Company shall determine such expectancy at the time a change in the Annuity Date is requested.

6. Annual Report The Company will furnish an annual report to the Owner containing a statement of the number and value of the Accumulation Units credited to the Sub-Accounts, the policy value of the General Account, and any other information required by applicable law, rules and regulations.

7. Addition, Deletion, or Substitution of Investments The Company reserves the right, subject to compliance with applicable law, to make additions to, deletions from, or substitutions for the shares of a Fund that are held by the Sub-Accounts or that the Sub-Accounts may purchase. The Company reserves the right to eliminate the shares of any Fund if the shares of a Fund are no longer available for investment or if, in the Company's judgment, further investment in any eligible Fund should become inappropriate in view of the purposes of the Sub-Accounts.

The Company will not substitute shares attributable to any interest in a Sub-Account without notice to the Owner and any prior approval of the Securities and Exchange Commission required by the Investment Company Act of 1940. This shall not prevent the Separate Account from purchasing other securities for other series or classes of policies, or from permitting a conversion between series or classes of policies or contracts on the basis of requests made by owners.


Form A3023-95                          18

GENERAL PROVISIONS (continued from page 18)

The Company reserves the right to establish additional Sub-Accounts and to make such Sub-Accounts available to any class or series of policies as the Company deems appropriate. Each new Sub-Account would invest in a new investment company or in shares of another open-end investment company. Subject to obtaining any required approvals or any consents required by applicable law, the Company also reserves the right to eliminate or combine existing Sub-Accounts and to transfer the assets of one or more Sub-Accounts to any other Sub-Accounts.

In the event of any substitution or change, the Company may, by appropriate endorsement, make such changes in this and other policies as may be necessary or appropriate to reflect the substitution or change. If the Company considers it to be in the best interests of policyholders, the Separate Account or any Sub-Account(s) may be operated as a management company under the Investment Company Act of 1940, or it may be deregistered under that Act in the event registration is no longer required, or it may be combined with other separate accounts of the Company.

8. Change of Name Subject to compliance with applicable law, the Company reserves the right to change the names of the Separate Account or the Sub-Accounts.

9. Federal Tax Considerations The Company intends to make a charge for any effect which the income, assets or existence of the Separate Account may have upon its tax. The Separate Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes if the Separate Account at any time becomes subject to tax.

10. Splitting of Units The Company reserves the right to split the value of an Accumulation Unit, an Annuity Unit, or both, if such action is deemed to be in the best interest of the Owners, the Annuitants and the Company. In effecting any such split of unit value, strict equity will be preserved and such split will have no material effect upon the benefits, provisions or investment return of this policy or upon the Owner, the Annuitant, any Beneficiary, or the Company. A split may be effected either to increase or decrease the number of units.

11. Insulation of Separate Account The investment performance of assets of the Separate Account is determined separately from the other assets of the Company. The assets of the Separate Account are not chargeable with liabilities arising out of any other business which the Company may conduct.


Form A3023-95                          19

                             NOTICE - VOTING RIGHTS

Each Owner is entitled to vote at meetings of policyowners of those Sub-Accounts to which payments are currently allocated under this policy; provided, however, that after the Annuity Date only the Annuitant shall have the right to vote at such meetings.

Prior to the Annuity Date, the number of votes which an Owner may cast at a meeting of Sub-Account Owners shall be determined by dividing the dollar value of the Accumulation Units of the Sub-Account by the net asset value of one Fund share.

After the Annuity Date, an Annuitant under a variable annuity option may cast the number of votes equal to:

(i) the amount of the reserve held in each Sub-Account to meet the annuity obligations related to such Annuitant under the policy; divided by

(ii) the value of an applicable Accumulation Unit as of the record date for the meeting.

Proper written notice of such meetings, as required by law, shall be given to each Owner or Annuitant.

Owners and Annuitants entitled to vote, and the number of votes which each may cast, shall be determined as of a record date within 90 days of the date of the meeting. To be entitled to vote, a policyowner must be an Owner on both the record date as of which the number of votes is determined and the date of the meeting. In determining the number of votes a person may cast, fractional votes shall be disregarded.

Elective Payment Variable Annuity Policy. Annuity Benefit payable to Annuitant commencing at Annuity Date. Death Benefit payable at death of Annuitant prior to Annuity Date. Non-Participating.


Form A3023-95                          20